Exhibit 99.2

Philip Morris International Inc.

2008 Fourth-Quarter and Annual Earnings Conference Call

February 4, 2009

NICK ROLLI

(1)    Welcome. Thank you for joining us. Earlier today we issued a news release containing detailed information on our 2008 fourth quarter and full year results. You may access the release on our web site at www.pmintl.com.

(2)    As we take you through our call today, we will be talking about results in the fourth quarter or the full year 2008 and comparing them with the same periods in 2007 unless specified otherwise. References to volumes are for PMI shipments. Net revenue data exclude excise taxes.

You will find data tables showing how we made adjustments to revenues and OCI for currency and acquisitions on the last two slides of today’s presentation, which will be posted on our web site.

Prior to 2008, certain of PMI’s subsidiaries reported their results up to ten days before the end of December rather than on December 31. During 2008, these subsidiaries moved to a December 31 closing date. As a result, the first and fourth quarter results of previous periods have been revised to reflect this change. We have provided the revised quarterly information for 2007 and 2008 on Schedules 9 through 12 of today’s release. The effect of this change for the year was not material to PMI’s consolidated financial position, results of operations or cash flows.

(3)    Today’s remarks contain forward-looking statements and projections of future results, and I direct your attention to the Safe Harbor Statement in today’s presentation and news release for a review of the various factors that could cause actual results to differ materially from projections.

It’s now my pleasure to introduce Louis Camilleri, Chairman and Chief Executive Officer, and Hermann Waldemer, Chief Financial Officer, who will join Louis for the question and answer period.

Louis,

LOUIS CAMILLERI

(4)    Thank you Nick. Good afternoon ladies and gentlemen and thank you for joining our review of our first full-year results as an independent company, as well as our expectations and guidance for 2009. In March, we shared with you our mid to long-term volume and constant currency targets for net revenues, operating income and EPS. In 2008, we achieved or surpassed all of them. We plan to do the same in 2009, but as I shall discuss later, our results this year will be adversely impacted by a significant currency hit should current rates prevail throughout the year.

(5)    In the fourth quarter, our cigarette volume growth momentum continued with increases of 2.0%, and 0.6% excluding acquisitions. As a result, for the full year, our cigarette volume was up 21.1 billion units to 869.8 billion, representing a growth rate of 2.5% and 1.0% excluding acquisitions. This marks a significant improvement over our performance in recent years and was achieved despite above-trend market declines in the EU Region and Japan.

Emerging markets were the principal growth driver of our solid volume performance with particularly strong results in Algeria, Argentina, Bulgaria, Egypt, Indonesia, Korea, Mexico, Russia, Turkey and Ukraine. In these markets, we benefited from overall industry volume growth and consumer uptrading to our premium and mid-price brands. This dynamic continued through the end of the fourth quarter, illustrated by the fact that, during the quarter, our revenue growth excluding currency in key markets such as Argentina, Indonesia, Mexico, Russia, Turkey and Ukraine remained robust and essentially in line with, and in several cases exceeded, the annual trend.

As of yet, we have not witnessed any evidence of a shift in consumer behavior in our principal emerging markets. While the rate of uptrading appears to have slowed in very recent weeks in some markets, and most noticeably in Russia, no sign of consumer down-trading has yet been detected. This is obviously good news. We must, however, recognize that the year has barely started and the global economic crisis is still unfolding and, accordingly, there is no certainty that these trends will be sustained. Having said that, we believe that any shift, were it to happen, would be mitigated by both the fact that the premium segment is still of moderate size in numerous emerging markets and that absolute and relative retail prices have not reached prohibitive levels.

(6)    Net revenues in the fourth quarter grew by 3.6% on a reported basis and by 5.6% excluding currency and acquisitions. For the full year, net revenues were up $2.9 billion to $25.7 billion, representing a growth rate of 12.7% on a reported basis and 5.6% excluding currency and acquisitions. Net revenue growth has been driven by our good volume performance, significant increases in prices across all our regions and a favorable product mix. Of particular note is that organic revenue growth in the fourth quarter was equal to that of the full year.

(7)    Operating Companies Income, or OCI, in the fourth quarter suffered a substantial currency hit and was essentially even with the corresponding prior year period. However, excluding acquisitions and currency, OCI was up 7.4%, or $171 million, in spite of increased expenditures of $100 million in brand-building in several key markets, including Indonesia and Japan.

For the full year, OCI reached $10.4 billion, an increase of $1.5 billion, or 16.7%, and 9.9% excluding currency and acquisitions, surpassing our constant currency target for operating income growth of 6 to 8%.

(8)    Income growth was attributable to stronger volume and a significantly better mix than in previous years, a $1.2 billion pricing contribution and productivity initiatives. In addition, OCI was lifted by favorable currency of $481 million for the full year.

(9)    Adjusted EPS declined by 1 cent or 1.4% in the fourth quarter, but were up a strong 12.5% excluding the adverse currency impact incurred during the quarter.

For the full year 2008, adjusted EPS of $3.32 were up 52 cents, or 18.6%, and excluding currency, rose by 13.2%.

(10)    Discretionary or free cash flow, defined as operating cash flow less capital expenditures, reached $6.8 billion in 2008, an increase of $2.4 billion or 52.7% compared to 2007, despite higher capital expenditures related in particular to the establishment of new factories in Greece and Indonesia. This very strong cash flow performance was attributable to our strong net income growth, the optimization of our supply chain and a lower use of cash to fund working capital, reflecting a partial resolution of forestalling issues. We expect that our cash flow in 2009 will benefit from our continued focus on all the elements of our working capital and thus should exceed our net income performance.

(11)    Our balance sheet remains solid. Our year-end net debt to EBITDA ratio stood at 0.94 to 1. In our debut year, we successfully accessed the capital markets and issued $10.1 billion of bonds, at various well-laddered maturities and currencies, for an attractive aggregate interest cost of 5.8%. Our continued and uninterrupted ability to tap the commercial paper market at particularly favorable rates underscores our recognized credit worthiness.

(12)    Our resolve to reward shareholders has remained steadfast despite the financial market turbulence. We raised our dividend by 17.4% in August to an annualized rate of $2.16 per share, in line with our target payout ratio of 65%. Our share repurchases totaled $5.4 billion, ahead of our timetable for our two year $13 billion program ending April 2010.

(13)    One of the key benefits that we expected from the spin-off of PMI was faster decision-making and speed to market, the fostering of a greater entrepreneurial spirit, more effective execution and a focus on innovation.

Marlboro’s performance is testament to our progress in these areas. Indeed Marlboro achieved a 0.2% shipment volume growth in 2008 with gains of 2.8% in

EEMA, 6.4% in Asia and 4.1% in Latin America & Canada, more than offsetting a decline in the EU Region of 6.0%. Marlboro’s improving momentum is underscored by its volume growth of 2.0% in the fourth quarter and we are confident that, in spite of the current difficult economic climate, we will further strengthen and grow Marlboro going forward.

(14)    Marlboro’s brand architecture, supported by three key pillars which we have described to you previously, is in full construction mode and early signs in each affected market are exceedingly promising.

Let me provide you with a few examples of initiatives that are in place in numerous markets and that will gradually be rolled out geographically.

Marlboro Filter Plus or Flavor Plus is now available in 20 markets. It has garnered significant consumer interest and enhanced Marlboro’s vitality. It has been particularly successful in Romania, where it has captured a 2.5% national share and a 4.0% share in Bucharest in December. In Moscow it now has a 1.2% share, in Almaty, Kazakhstan, a 1.5% share and a 0.6% share in Kiev. In November it was launched in Japan and has already captured a 0.3% share.

Marlboro Intense, which is also named Compact or Pocket Pack, is now available in 11 markets. In December, it enjoyed a national share of 0.6% in Spain and 0.5% in Italy, with stronger shares in key urban areas and an attractive demographic profile.

Several launches of the new Gold pillar have been executed to date. Gold Edge, Marlboro’s first ever slims offering, is now available in Hungary, Poland, Russia and Ukraine and it has already a 0.4% share in Warsaw.

The new Marlboro Gold offer is currently being expanded nationally in Austria, after a very promising test market in Vienna which witnessed a solid lift in market share. It is also being tested in both France and Italy in four cities with encouraging results. The test market in France has been supplemented with an additional offering called Marlboro Gold Advance, again recording positive early signs.

The third pillar, which revolves around the concept of freshness, is also under construction in numerous Asian and Latin American markets. Initiatives have been launched to date in 19 markets with solid results. These have propelled a 32% increase in Marlboro Menthol and Fresh volumes in Latin America. The most successful launch has been in Japan, where Marlboro Black Menthol holds a 1.0% share.

Numerous exciting plans are in place to continue to build upon Marlboro’s architecture in 2009 and thereafter.

(15)    As we have often stated, our brand portfolio extends well beyond Marlboro and each brand has a key role to play as evidenced by their strong performance in 2008.

Indeed, Parliament and Virginia Slims performed very strongly in 2008 with volume growth of 20.0% and 8.2% respectively, driven by their unique product characteristics, premium price position, innovation and geographical expansion.

(16)    In the mid-price category, Chesterfield’s 13.7% volume increase in 2008 more than offset L&M’s decline, which slowed in the fourth quarter as the new L&M “Essence” performed better in Romania and Ukraine and L&M continued to be the fastest growing brand in Germany, with a gain of 1.9 share points for the year.

(17)    Finally, in the low-price category, our key brands, Bond Street, Next and Red & White, collectively grew by 3.8% in 2008. Together with strong local brands, such as Diana in Italy and Delicados in Mexico, they provide a strong safety net in the event that consumers were to down-trade from mid to low-price brands during the economic recession.

(18)    On the acquisition and business development front, 2008 was another exciting year. In October, we completed the acquisition of Rothmans Inc. in Canada. I am pleased to report that the integration is progressing rapidly and smoothly and we are delighted with this new member of the PMI family.

We enhanced our presence in the growing fine cut segment with the acquisition in June of Interval, the leading fine cut brand in France, and we are pleased to announce today the acquisition of the Petterøes brand, the leading fine cut brand in Norway with a 58% category share.

Yesterday, we announced our agreement with Swedish Match to establish an exclusive smokeless tobacco products joint venture which will cover all markets outside of Scandinavia and the USA. We believe that such products represent a reduced risk for adult smokers and are very excited about their potential over the longer term in a wide variety of geographies.

As discussed previously, we continue to pursue a number of business development initiatives and I remain hopeful that some of these will materialize as the coming year unfolds.

(19)    All in all, as I look in the rearview mirror, we had a strong year by any measure and we enter 2009 with a re-energized organization, solid momentum and exciting plans.

Let me now turn to our prospects for the coming year.

Regretfully, currency will cast a dark shadow on our financial results should exchange rates remain at current levels.

Since the end of the third quarter, we have witnessed an appreciation of the US Dollar against the Euro and a steep depreciation in the value of many emerging market currencies, in particular the Russian Ruble, the Turkish Lira, the Indonesian Rupiah, the Mexican Peso and the Ukrainian Hrivna. We also witnessed huge volatility in exchange rates. For example, the Dollar/Euro exchange rate traded in a range of 1.23 to 1.47 in the fourth quarter alone making currency forecasting quite hazardous.

While we believe that economic fundamentals will pressure the US Dollar over time, we establish our EPS guidance for the year based on current exchange rates. As a result, in spite of the strength of our underlying business, our current EPS guidance, including an adverse currency impact of 80 cents for the full year 2009, is in a range of $2.85 to $3.00, compared to our EPS of $3.32 in 2008.

Let me illustrate the extent to which currency movements within the last month or so have impacted this guidance. At the spot rates prevailing as recently as mid December, 2008, our EPS guidance would have been 40 cents higher.

(20)    Excluding the impact of currency, we expect EPS growth to fall within a range of 10 to 14% in 2009 and we are confident that we will be able to achieve our volume and currency neutral targets again this year, namely volume growth of 1 to 2%, net revenue growth of 4 to 6% and operating income growth of 6 to 8%.

(21)    Our confidence is based on our solid momentum and the strengths of our fundamentals. We own seven of the top fifteen international cigarette brands. Our superior brand portfolio is led by Marlboro, which remains the only truly global cigarette brand and has demonstrated its growth potential following our renewed focus on innovation and the development of a new brand architecture.

We believe we have the greatest global reach and the best geographic balance in the industry between mature and emerging markets. The spin-off has enhanced our speed to market and our flexibility. Our ambitious productivity program is generating substantial cost savings and we believe that the excise tax and regulatory environment is manageable with no immediate and potentially disruptive threats on the horizon.

Furthermore, our business generates substantial cash flows, which, along with our very solid balance sheet, provide us with excellent liquidity. We remain committed to return significant amounts of cash to our shareholders during the year through dividends and share repurchases. We anticipate that our share repurchases in 2009 will essentially be in line with the dollar level we expended in 2008.

We are very focused on the fundamentals of our business and intent on delivering industry leading growth. Therefore, while we will do everything we can to mitigate the impact of unfavorable currency, we will not implement any measures that could jeopardize our strong underlying business momentum and sacrifice our long term growth for a short term benefit.

Hermann and I will now be happy to take your questions.

(22) (Q/A)	(23) (24) (25)

Nick Rolli

That concludes our conference call. Please note that PMI will be presenting at the Consumer Analyst Group of New York Conference on Tuesday, February 17, at 3 pm ET. The presentation will be web cast.

Thank you and have a good day.